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                                                                      EXHIBIT 11
                  ACT MANUFACTURING, INC. AND SUBSIDIARIES

               Computation of Net Income (Loss) Per Common Share

            Three and Nine Months Ended September 30, 1999 and 1998
                      (in thousands except per share data)
                                  (unaudited)

                                                                           Three Months Ended
                                                                          --------------------
                                                                           1999         1998
                                                                          -------      -------
BASIC NET INCOME (LOSS) PER COMMON SHARE:
  Net income (loss) as reported.....................................      $(1,748)     $ 1,219
  Weighted average number of common shares outstanding:
     Common Stock...................................................       12,990       12,783
                                                                          -------      -------
      Basic net income (loss) per common share......................      $ (0.13)     $  0.10
                                                                          =======      =======
DILUTED NET INCOME (LOSS) PER COMMON SHARE:
  Net income (loss) as reported.....................................      $(1,748)     $ 1,219
  Weighted average number of common shares outstanding:
     Common Stock...................................................       12,990       12,783
     Effect of stock options........................................           --          235
                                                                          -------      -------
        Total.......................................................       12,990       13,018
                                                                          -------      -------
     Diluted net income (loss) per common share.....................      $ (0.13)     $  0.09
                                                                          =======      =======
                                                                           Nine Months Ended
                                                                          -------------------
                                                                            1999        1998
                                                                          -------      -------
BASIC NET INCOME (LOSS) PER COMMON SHARE:
  Net income (loss) as reported....................................       $ 1,130      $ 2,513
  Weighted average number of common shares outstanding:
     Common Stock..................................................        12,880       12,615
                                                                          -------      -------
     Basic net income (loss) per common share......................       $  0.09      $  0.20
                                                                          =======      =======
DILUTED NET INCOME (LOSS) PER COMMON SHARE:
  Net income (loss) as reported....................................       $ 1,130      $ 2,513
  Weighted average number of common shares outstanding:
     Common Stock..................................................        12,880       12,615
     Effect of stock options.......................................           620          266
                                                                          -------      -------
        Total......................................................        13,500       12,881
                                                                          -------      -------
     Diluted net income (loss) per common share....................       $  0.08      $  0.20        .
                                                                          =======      =======
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